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                                                               EXHIBIT 2(b)

                                 PLAN OF MERGER



     THIS PLAN OF MERGER, dated as of January 14, 1994 (the "Merger Agreement"), is made and entered into by MCT Acquisition Corp., a Missouri corporation ("Acquiror Sub" or "Surviving Corporation"), and Medical Composite Technology, Inc., a California corporation ("Target")(Target and Acquiror Sub being hereinafter collectively referred to as the "Constituent Corporations").


                                    RECITALS

     A. Everest & Jennings International Ltd., a Delaware corporation ("Acquiror"), Target and Acquiror Sub have entered into an Exchange Agreement and Plan of Merger dated October 23, 1993 (the "Exchange Agreement"), providing, among other things, for the execution and filing of this Merger Agreement and the merger of Target with and into Acquiror Sub upon the terms set forth in the Exchange Agreement and this Merger Agreement (the "Merger").

     B. The respective Boards of Directors of each of the Constituent Corporations deem it advisable and in the best interests of each of such corporations and their respective stockholders that Target be merged with and into Acquiror Sub.


                                   AGREEMENT

     NOW, THEREFORE, in consideration of the promises and mutual agreements contained in this Merger Agreement, the Constituent Corporations hereby agree that Target shall be merged with and into Acquiror in accordance with the provisions of the laws of the State of California and the State of Missouri, upon the terms and subject to the conditions set forth as follows:


                                   ARTICLE 1

                                   THE MERGER

     1.1 Filing. This Merger Agreement, together with any additional changes or documents required, shall be filed with the Secretaries of State of the State of California and the State of Missouri at the time specified in the Exchange Agreement. This Merger Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

     1.2 Effectiveness. The Merger shall become effective upon the filing of this Merger Agreement with the Secretaries of State of the State of California and the State of Missouri (the "Effective Date").





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     1.3      Merger.  On the Effective Date, Target shall be merged into
Acquiror Sub and the separate corporate existence of Target shall thereupon cease. Acquiror Sub shall be the Surviving Corporation in the Merger and the separate corporate existence of Acquiror Sub, with all of its purposes, objects, rights, privileges, powers, immunities and franchises, shall continue unaffected and unimpaired by the Merger.

     1.4 Further Action. If at any time after the Effective Date any further action is necessary or desirable to carry out the purposes of this Merger Agreement or to vest the Surviving Corporation with the full right, title and possession to all assets, property, rights, privileges, immunities, powers and franchises of either or both of the Constituent Corporations, the officers and directors of the Surviving Corporation are fully authorized in the name of either or both of the Constituent Corporations or otherwise to take all such action.


                                   ARTICLE 2

                          CORPORATE GOVERNANCE MATTERS

     2.1 Articles. The Articles of Incorporation of Acquiror Sub in effect immediately prior to the Effective Date shall be the Articles of Incorporation of the Surviving Corporation unless and until amended as provided by law.

     2.2 Bylaws. The Bylaws of Acquiror Sub in effect immediately prior to the Effective Date shall be the Bylaws of the Surviving Corporation unless and until amended as provided by law.

     2.3 Directors. From and after the Effective Date, the directors of Acquiror Sub shall be the directors of the Surviving Corporation and they shall hold office as provided in the Bylaws of the Surviving Corporation.

     2.4 Officers. The officers of the Surviving Corporation shall be the officers of the Surviving Corporation on the Effective Date and they shall continue to hold office from and after the Effective Date as provided in the Bylaws of the Surviving Corporation.


                                   ARTICLE 3

          MANNER OF CONVERTING SHARES OF THE CONSTITUENT CORPORATIONS

     3.1      Conversion of Target Capital Stock.

              (a) On the Effective Date, each then outstanding shares of Common Stock, no par value, of Target (the "Target Common Stock") (other than Dissenting Shares (as defined in Section 3.6)) shall cease to be an existing and issued shares and shall become and be converted into, by virtue of the Merger and without any action on the part of Acquiror, Acquiror Sub, Target or the holder thereof, .889928 shares (the "Common Exchange Ratio") of Common Stock, $0.01 par value, of Acquiror (the "Acquiror Exchange Stock").

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              (b)     On the Effective Date, each then outstanding share of
Series A Preferred Stock, no par value, of Target (the "Target Series A
Stock") (other than Dissenting Shares) shall cease to be an existing and issued share and shall become and be converted into, by virtue of the Merger and without any action on the part of Acquiror, Acquiror Sub, Target or the holder thereof, 1.126677 shares (the "Series A Exchange Ratio") of Acquiror Exchange Stock.

              (c) On the Effective Date, each then outstanding share of Series B Preferred Stock, no par value, of Target (the "Target Series B
Stock") (other than Dissenting Shares) shall cease to be an existing and issued share and shall become and be converted into, by virtue of the Merger and without any action on the part of Acquiror, Acquiror Sub, Target or the holder thereof, 1.827191 shares (the "Series B Exchange Ratio") of Acquiror Exchange Stock.

              (d) On the Effective Date, each then outstanding share of Series C Preferred Stock, no par value, of Target (the "Target Series C
Stock") (other than Dissenting Shares) shall cease to be an existing and issued share and shall become and be converted into, by virtue of the Merger and without any action on the part of Acquiror, Acquiror Sub, Target or the holder thereof, 2.958808 shares (the "Series C Exchange Ratio") of Acquiror Exchange Stock.

              (e) The Series A Exchange Ratio, Series B Exchange Ratio, Series C Exchange Ratio and the Common Exchange Ratio are hereafter collectively referred to as the "Exchange Ratios." The Target Common Stock and the Target Series A Preferred Stock, Target Series B Preferred Stock and Target Series C Preferred Stock are hereafter collectively referred to as the "Target Capital Stock."

     3.2 Acquiror Sub Common Stock. On the Effective Date, each then outstanding share of Common Stock, no par value, of Acquiror Sub remain outstanding and the aggregate of such shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

     3.3 Closing of Target Transfer Book. On and after the Effective Date, holders of certificates representing shares of Target Capital Stock shall cease to have any rights as stockholders of Target and the stock transfer books of Target shall be closed with respect to shares of Target Capital Stock issued and outstanding immediately prior to the Effective Date and no further transfer of such shares shall thereafter be made on such stock transfer books. If, after the Effective Date, valid certificates previously representing such shares are presented to Acquiror or Target, they shall be exchanged as provided in Section 3.4.





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     3.4      Exchange of Certificates.  On the closing date of the Merger,
Acquiror shall cause to be deposited with American Stock Transfer (the "Exchange Agent") for issuance to the former Target stockholders. Promptly following such delivery, the Exchange Agent shall transmit to the former Target stockholders in accordance with instructions from the Trustee appropriate documents to be used by them to surrender their Target Capital Stock certificates in exchange for Acquiror Exchange Stock certificates and cash in lieu of any fractional shares of Target Capital Stock. Until so surrendered and exchanged, each certificate for Target Capital Stock shall represent solely the right to receive shares of Acquiror Exchange Stock into which the shares of Target Capital Stock it theretofore represented shall have been converted pursuant to Section 3.1 (or to perfect the holder thereof's right to receive payment for such shares pursuant to Chapter 13 of the General Corporation Law of the State of California and Section 3.6 hereof); provided, however, that customary and appropriate certificates and indemnities allowing exchange against lost or destroyed certificates shall be provided.

     3.5 No Fractional Shares. No fractional shares of Acquiror Exchange Stock will be issued in connection with the Merger and no certificate therefor will be issued. In lieu of such fractional shares, any holder of Target Capital Stock who would otherwise receive a fractional share shall, upon surrender of his certificate or certificates representing Target Capital Stock, be paid an amount in cash (without interest) determined by multiplying the applicable Exchange Ratio by the value of a share of Acquiror Exchange Stock, based on the average of the closing price of the Common Stock, $0.01 par value for the 30 trading days prior to the Effective Date. Acquiror will, subject to any applicable statute of limitation or abandoned property or similar law, pay to such holders, upon surrender of their certificates representing Target Capital Stock outstanding immediately prior to the Effective Date, the cash value of such fractions so determined, without interest.

     3.6 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Target Capital Stock that are issued and outstanding immediately prior to the Effective Date and that are held by stockholders who have not voted such shares in favor of the Merger and who have delivered a written demand for purchase of such shares in the manner provided in Chapter 13 of the California Law ("Dissenting Shares") shall not be canceled and converted into shares of Acquiror Exchange Stock in accordance with the Exchange Ratios unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder's right to demand purchase and payment under the California Law. If such holder shall have so failed to perfect, or shall have effectively withdrawn or lost such right, such holder's shares of Target Capital Stock shall thereupon be deemed to have been canceled and converted as described in Section 3.1 on the Effective Date, and each such share shall represent solely the right to receive shares of Acquiror Exchange Stock in accordance with the applicable Exchange Ratio. From and



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after the Effective Date, no stockholder who has demanded the purchase of shares as provided in Chapter 13 of the California Law shall be entitled to vote such holder's shares for any purpose or to receive payment of dividends or other distributions with respect to such holder's shares (except dividends and other distributions payable to stockholders of record at a date which is prior to the Effective Date).

                                   ARTICLE 4

                           TERMINATION AND AMENDMENT

     4.1 Termination. Notwithstanding the approval of this Merger Agreement by the stockholders of Acquiror Sub and Target, this Merger Agreement shall terminate forthwith in the event that the Exchange Agreement shall be terminated as therein provided.

     4.2 Amendment. This Merger Agreement may be amended by the parties hereto at any time before or after approval hereof by the stockholders of either Acquiror Sub or Target, but, after any such approval, no amendment shall be made which without the further approval of such stockholders would (i) have a material adverse effect on the stockholders of either Acquiror Sub or Target,
(ii) change any of the principal terms of the Merger Agreement, or (iii) change any term of the Articles of Incorporation of the Surviving Corporation. This Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.


     IN WITNESS WHEREOF, the parties have duly executed this Merger Agreement as of the date first written above.



                                               MEDICAL COMPOSITE
MCT ACQUISITION CORP.                          TECHNOLOGY, INC.
  a Missouri corporation                       a California corporation



By:  /s/ Joseph A. Newcomb                     By:  /s/ Frederick A. Middleton
     Its Vice President                             Its Chairman of the Board





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